AMENDMENT TO
GRANUM SERIES TRUST’S SERVICING AGREEMENTS

THIS AMENDMENT dated as of the 13th day of March, 2006, to the Custodian Agreement, Fund Accounting Servicing Agreement, Fund Administration Servicing Agreement and Transfer Agent Servicing Agreement dated February 13, 1997, respectively, (the “Agreements”), is entered by and between Granum Series Trust, a Delaware statutory trust, (the “Trust”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), U.S. Bank National Association, a national banking association (the “Custodian”).

Effective January 1, 2006, the fee schedules of the Agreements are hereby superseded and replaced with the respective fee schedules attached hereto. Except to the extent supplemented hereby, the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

GRANUM SERIES TRUST

By: _________________________

Name: _______________________

Title: _________________________

U.S. BANK, N.A.	U.S. BANCORP FUND SERVICES, LLC

By: _________________________	By: _________________________

Name: _______________________	Name: _______________________

Title: _________________________	Title: _________________________